Exhibit 10.1

Execution Version

ASSET PURCHASE AGREEMENT

dated as of April 10, 2023

between

Navidea Biopharmaceuticals, Inc.
a Delaware corporation

and

Meilleur Technologies, Inc.
a Delaware corporation

Asset Purchase Agreement

TABLE OF CONTENTS

Page

Table of Contents		i

List of Schedules		ii

Index to Appendices		iii

Index to Exhibits		iii

Recitals		1

1. Purchase and Sale of Asserts		1

1.01.	Acquired Assets	1
1.02.	Excluded Assets	2
1.03.	Assumption of Liabilities	2
1.04.	Retained Liabilities	3

2. Purchase Price; Payment		3

2.01.	Purchase Price	3
2.02.	Future Payments	3
2.03.	Allocation of Purchase Price	4
2.04.	Withholding	4

3. Closing		4

3.01.	Closing Date; Effective Time	4
3.02.	Closing Obligations	4

4. Representations and Warranties of Navidea		5

4.01.	Organization and Corporate Power	5
4.02.	Corporate Authorization	5
4.03.	Non-Contravention; Filings and Consents	6
4.04.	Litigation	6
4.05.	Compliance with Laws; Permits	6
4.06.	Intellectual Property	7
4.07.	Contracts	8
4.08.	Brokers; Certain Expenses	8
4.09.	Title to Acquired Assets	9
4.10.	No Other Representations and Warranties; Disclaimer	9

5. Representations and Warranties of Meilleur		9

5.01.	Organization	9
5.02.	Authority for this Agreement	9
5.03.	Consents and Approvals	10
5.04.	Non-Contravention	10
5.05.	Litigation	10
5.06.	Brokers; Certain Expenses	10

6. Covenants		10

6.01.	Non-Competition and Non-Solicitation	10
6.02.	Efforts	11
6.03.	Press Releases	12
6.04.	Payment of All Taxes Resulting From Sale of Assets	12
6.05.	Payment of Liabilities	12
6.06.	Reports and Returns	12
6.07.	Business Relationships	12
6.08.	Retention of and Access To Records	12

i

Asset Purchase Agreement

7. Confidentiality		13

7.01.	Restricted Use of Confidential Information	13
7.02.	Exceptions	13
7.03.	Trade Secrets	13
7.04.	Legal Proceedings	14
7.05.	Return or Destruction of Confidential Information	14
7.06.	Attorney-Client Privilege	14

8. Indemnification		14

8.01.	Survival	14
8.02.	Indemnification by Navidea	15
8.03.	Indemnification by Meilleur	15
8.04.	Representation, Settlement and Cooperation	15
8.05.	Notice and Satisfaction of Indemnification Claims	16
8.06.	Exclusive Remedy	16

9. General Provisions		16

9.01.	Expenses	16
9.02.	Public Announcements	16

10. Notices		17

10.01.	Valid Notice	17
10.02.	Navidea’s Address for Notice	17
10.03.	Meilleur’s Address for Notice	17

11. General Provisions		17

11.01.	Construction & Interpretation	17
11.02.	Dispute Resolution; Governing Law; Jurisdiction and Venue; Waiver of Jury Trial	18
11.03.	Enforcement of Agreement	19
11.04.	Waiver; Remedies Cumulative	19
11.05.	Entire Agreement and Modification	19
11.06.	Assignments, Successors and No Third-Party Rights	19
11.07.	Severability	20
11.08.	Time of Essence	20
11.09.	Counterparts	20

Signatures		21

LIST OF SCHEDULES

Assets and Liabilities

Schedule 1.01(b)	Acquired Contracts

Schedule 2.03	Allocation of Purchase Price

Navidea’s Disclosure Schedules

Schedule 4.06(a)	Acquired Marks

Schedule 4.06(b)	Acquired Patents

Schedule 4.06(c)	Acquired Copyrights

Schedule 4.06(d)	Licenses

Schedule 4.07	Validity of Acquired Contracts

ii

Asset Purchase Agreement

INDEX TO APPENDICES

Appendix A	Definitions	A-1

Appendix B	Future Payments	B-1

INDEX TO EXHIBITS

Exhibit I	Assignment and Assumption Agreement	I-1

iii

Execution Version

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), is made and entered into as of April 10, 2023 (the “Agreement Date”), by and among:

●	Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Navidea”)

and

●	Meilleur Technologies, Inc., a Delaware corporation (“Meilleur”).

RECITALS

A.

Navidea and Meilleur are parties to the Sublicense Agreement dated April 13, 2018 (the “Sublicense Agreement”) under which Navidea has sublicensed to Meilleur certain rights to develop and commercialize the Compound originally licensed to Navidea by AstraZeneca AB (“AstraZeneca AB”) under the AstraZeneca License dated December 9, 2011 (the “AstraZeneca License”).

B.

Navidea is engaged in the business of developing and commercializing PET biomarkers for Alzheimer’s Disease (the “Business”), including the development and commercialization of Licensed Products incorporating or based on the Compound.

C.

Meilleur desires to acquire, and Navidea desires to convey to Meilleur, all of Navidea’s right, title, and interest in and to the Business, in connection with which the Parties contemplate the assignment of the AstraZeneca License by Navidea to Meilleur.

D.

Meilleur desires to purchase from Navidea, and Navidea desires to sell to Meilleur, substantially all of the properties, business, and assets of Navidea used solely in the operation of the Business, on the terms and subject to the conditions set forth in this Agreement.

E.

Meilleur desires to assume from Navidea, and Navidea desires to assign to Meilleur, certain liabilities and obligations of Navidea with respect to the operation of the Business, on the terms and subject to the conditions set forth in this Agreement.

F.	Meilleur and Navidea desire to enter into this Agreement for the purpose of setting forth their mutual understandings and agreements with respect to the foregoing.

G.	Capitalized terms used in this Agreement have the meanings given to those terms in Appendix A to this Agreement.

AGREEMENT

THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Purchase and Sale of Asserts

1.01.	Acquired Assets

Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Navidea shall sell, transfer, assign, convey, and deliver to Meilleur, and Meilleur shall purchase and acquire from Navidea, all of the Acquired Assets, free and clear of all Liens of any nature whatsoever other than Permitted Liens.

Asset Purchase Agreement

“Acquired Assets” means all right, title, and interest in and to all assets of Navidea used solely in the operation of the Business, including the following assets, but specifically excluding the Excluded Assets:

(a)

all Intellectual Property used solely in the operation of the Business, including the Intellectual Property Assets, and all associated goodwill, related licenses and sublicenses (in each case, whether granted or obtained), and other rights, remedies against infringements of, and rights to protection of interests in Intellectual Property under the Laws of all jurisdictions;

(b)	all Contracts entered into with respect to the Business listed on Schedule 1.01(b), and all associated rights of Navidea (the “Acquired Contracts”);

(c)	all accounts receivable and other receivables and rights to payment of Navidea from the operation of the Business;

(d)	all Permits obtained by, on behalf of, or for the benefit of Navidea from any Governmental Authority used solely in the operation of the Business;

(e)	all books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, studies, reports, and other materials used solely in the operation of the Business; and

(f)	all claims of Navidea against third parties with respect to the Acquired Assets, whether choate or inchoate, known or unknown, contingent or noncontingent.

1.02.	Excluded Assets

Notwithstanding anything to the contrary contained in Section 1.01 or elsewhere in this Agreement, the following assets of Navidea (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated under this Section 1, are excluded from the Acquired Assets, and will remain the property of Navidea after the Closing:

(a)	all cash, cash equivalents, short-term investments and marketable securities of Navidea wherever located including all bank accounts and deposits;

(b)	all rights of any kind or nature including all rights to any Proceeding of any nature available or being pursued by Navidea relating to the Retained Liabilities;

(c)

the corporate organizational documents, minute books, stock books, personnel files, Tax returns, related work papers and correspondence, books of account or other records having to do with the organization of Navidea, and any documents, records or communications to which the attorney-client privilege or any other privilege accruing to the benefit of Navidea does or would apply;

(d)	the rights that accrue or will accrue to Navidea under this Agreement and the other documents executed in connection with this Agreement; and

(e)	all other assets of Navidea not used solely in the operation of the Business.

1.03.	Assumption of Liabilities

On and subject to the terms and conditions of this Agreement, Meilleur agrees to assume and become responsible for the Assumed Liabilities as of the Closing. Meilleur shall not assume or have any responsibility with respect to any liability of Navidea that is not an Assumed Liability.

“Assumed Liabilities” means all obligations of Navidea arising from and after Closing under the Acquired Contracts listed on Schedule 1.01(b).

Asset Purchase Agreement

1.04.	Retained Liabilities

Notwithstanding anything to the contrary contained in Section 1.03 or elsewhere in this Agreement, Navidea shall maintain sole responsibility of, and solely shall retain, pay, perform, and discharge, the following liabilities of Navidea (collectively, the “Retained Liabilities”):

(a)

any Liability for Taxes, including  any Taxes arising as a result of Navidea’s operation of the Business or ownership of the Acquired Assets prior to the Closing,  any Taxes that will arise as a responsibility of Navidea as a result of the sale of the Acquired Assets pursuant to this Agreement, and  any employment Taxes paid or to be paid by Navidea for any reason whatsoever;

(b)	any Liability under any Contract not assumed by Meilleur under Section 1.03, including any Liability arising out of or relating to Navidea’s credit facilities or any security interest related thereto;

(c)	any Liability under any applicable Law or Order arising out of or relating to the operation of Navidea’s business, including the Business prior to the Closing;

(d)	any Liability arising out of any Proceeding to which Navidea is a party pending as of the Closing;

(e)	any Liability in connection with any Proceeding to which Navidea is a party commenced after the Closing and arising out of any occurrence or event happening prior to the Closing; and

(f)

any Liability of Navidea under this Agreement or any other document executed in connection with the Contemplated Transactions, including any Liability of Navidea for expenses incurred by Navidea or its Affiliates in connection with this Agreement.

2. Purchase Price; Payment

2.01.	Purchase Price

(a)

The purchase price for the Acquired Assets (the “Purchase Price”) shall be equal to $750, 000. The Purchase Price shall also be deemed to include any Future Payments paid or payable pursuant to Section 2.02 and Appendix B to this Agreement.

(b)	The Purchase Price shall be paid as follows:

(i)	$250,000 (the “Closing Payment”) shall be paid to Navidea at the Closing, by wire transfer of immediately available funds; and

(ii)	$500,000 (the “Post-Closing Payment”) shall be paid to Navidea, by wire transfer of immediately available funds, within 60 days after the Closing Date.

2.02.	Future Payments

In addition to the Closing Payment and the Post-Closing Payment, when any Future Payment becomes payable in accordance with the terms of Appendix B, Meilleur shall make payment to Navidea within the applicable time period set forth in Appendix B, by wire transfer of immediately available funds. The Parties acknowledge and agree that any Future Payment that is paid to Navidea under this Agreement shall be treated for all Tax purposes as deferred contingent purchase price eligible for installment sale treatment for purposes of Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law, and neither Party shall take any action or filing position inconsistent with such characterization, except as required by applicable Law.

Asset Purchase Agreement

2.03.	Allocation of Purchase Price

The Parties agree to allocate the Purchase Price (and all other capitalizable costs), including any Future Payment, among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation set forth on Schedule 2.03. After the Closing, the Parties shall make consistent use of the allocation, fair market value and useful lives specified on Schedule 2.03 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Meilleur shall prepare and deliver IRS Form 8594 to Navidea within 45 days after the Closing Date to be filed with the IRS. In any Proceeding with respect to the determination of any Tax, neither Meilleur nor Navidea shall contend or represent that such allocation is not a correct allocation.

2.04.	Withholding

Meilleur may deduct and withhold from any amounts payable to Navidea in connection with the Contemplated Transactions such amounts that Meilleur is required to deduct and withhold under the Code or any provision of state, local or non-U.S. Law; provided, however, that Meilleur shall  Notify Navidea of any such requirement to deduct or withhold (other than with respect to any amount treated as wages) at least three Business Days before the payment to which such deduction or withholding would apply and  cooperate with any request to obtain reduction of or relief from such deduction or withholding. The Notice required by clause (a) of this Section 2.04 shall  include a copy of the calculation of the amount to be deducted and withheld and  identify any applicable provision of the Code or state, local or foreign Tax Law pursuant to which such deduction or withholding is required. To the extent that Meilleur satisfies its Notice obligation, any such amounts that are deducted and withheld, and timely paid in full to the appropriate Taxing Authority by Meilleur, shall be treated for all purposes of this Agreement as having been paid to Navidea. Notwithstanding the foregoing, assuming delivery of the certificate described in Section 3.02(a)(iv), no such deduction or withholding shall be permitted with respect to any payment due to Navidea, unless such withholding is required by a change in Law following the Closing Date, in which case the notice and cooperation provisions set forth above shall apply.

3. Closing

3.01.	Closing Date; Effective Time

The closing of the Contemplated Transactions (the “Closing”) shall take place by means of a remote or electronic exchange of documents in lieu of a physical closing. The date on and time at which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the provisions of Section 3.02 of this Agreement, failure of the Closing to occur on the date and time and at the place determined pursuant to this Section 3.01 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement. In such a situation, the Closing will occur as soon as practicable, subject to Section 3.02. The Closing will be deemed to occur at 12:01 a.m. on the Closing Date.

3.02.	Closing Obligations

In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)	Navidea shall deliver to Meilleur:

(i)

an assignment of all of the Acquired Assets that are intangible personal property substantially in the form attached to this Agreement as Exhibit I, which assignment shall also contain Meilleur’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”), duly executed by Navidea;

(ii)	such other instruments of transfer and conveyance as reasonably may be requested by Meilleur, each in form and substance satisfactory to Meilleur’s and its legal counsel, duly executed by Navidea;

(iii)

a certificate of an authorized officer of Navidea certifying:  all requisite resolutions or actions of Navidea’s Governing Body approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and  the incumbency and signatures of the officers of Navidea executing this Agreement and any other document relating to the Contemplated Transactions;

Asset Purchase Agreement

(iv)	a duly executed certificate conforming with the requirements of Treasury Regulations § 1.1445-2(c)(3); and

(v)	any applicable Consents required to be obtained or made by it in connection with the execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions.

(b)	Meilleur shall deliver to Navidea:

(i)	the Closing Payment;

(ii)	the Assignment and Assumption Agreement, duly executed by Meilleur; and

(iii)

a certificate of the Secretary of Meilleur certifying:  all requisite resolutions or actions of Meilleur’s Governing Body approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions, and  the incumbency and signatures of the officers of Meilleur executing this Agreement and any other document relating to the Contemplated Transactions.

4. Representations and Warranties of Navidea

Navidea hereby represents and warrants to Meilleur as follows:

4.01.	Organization and Corporate Power

Navidea is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware and has all corporate power and authority necessary to own or lease the properties and assets used in the Business and to carry on the Business as currently conducted, except where the failure to be so organized, existing, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Navidea is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the character of the Acquired Assets owned or held under lease by it or the nature of the Business makes such qualification necessary, except where the failure to be so qualified or in good standing when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02.	Corporate Authorization

Navidea has the requisite power and authority, including the corporate power and authority, to execute and deliver this Agreement, to perform its obligations under it, and to consummate the Contemplated Transactions. The execution, delivery and performance by Navidea of this Agreement, and the consummation by Navidea of the Contemplated Transactions, have been duly and validly authorized by Navidea’s Governing Body and no other corporate proceedings on the part of Navidea are necessary to authorize this Agreement, to perform its obligations under it, or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Navidea and, assuming this Agreement constitutes the legal, valid and binding agreement of Meilleur, constitutes a legal, valid and binding agreement of Navidea, enforceable against Navidea in accordance with its terms, subject to the Enforcement Limitations. Upon the execution and delivery by Navidea of any other Transaction Document to which Navidea is a party in connection with this Agreement, other than this Agreement and the Appendices and Schedules to it (collectively, “Navidea Transaction Documents”), each of the Navidea Transaction Documents will constitute the legal, valid and binding obligation of Navidea, enforceable against Navidea in accordance with its terms, subject to the Enforcement Limitations.

Asset Purchase Agreement

4.03.	Non-Contravention; Filings and Consents

(a)

The execution, delivery and performance by Navidea of this Agreement and the Navidea Transaction Documents, and the consummation by Navidea of the Contemplated Transactions do not and will not (with or without notice or lapse of time, or both):

(i)	contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents of Navidea;

(ii)	assuming compliance with the matters referred to in Section 4.03(b), contravene, conflict with or result in a violation or breach of any provision of any Law or Order applicable to Navidea;

(iii)

require any Consent under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Navidea is a party, or by which its properties or assets may be bound or affected or any Governmental Authority affecting, or relating in any way to the Business; or

(iv)	result in the imposition or creation of any Lien on, or with respect to, any of the Acquired Assets.

(b)

The execution, delivery and performance of this Agreement by Navidea and the Navidea Transaction Documents, and the consummation of the Contemplated Transactions by Navidea, do not and will not require any Consent of, action by, filing with or notification to, any Governmental Authority, other than  compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other U.S. state or federal securities laws; and  any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.04.	Litigation

There is no Proceeding pending or, to the Knowledge of Navidea, threatened against Navidea with respect to the Business, including in respect of the Contemplated Transactions that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Navidea is not subject to any outstanding Order that prohibits Navidea from conducting the Business as now conducted or proposed to be conducted or  that would, individually or in the aggregate, have had or would reasonably be expected to have had a Material Adverse Effect.

4.05.	Compliance with Laws; Permits

(a)

Since January 1, 2022, Navidea has not been in Default of or, with notice, lapse of time or both, would be in Default of, or in violation of any Law or Order applicable to the Business or the Acquired Assets.

(b)	Since January 1, 2022, Navidea has not received any written notice:

(i)	of any Default or violation as described in Section 4.05(a);

(ii)	of any administrative, civil or criminal investigation or audit by any Governmental Authority with respect to the Business or the Acquired Assets; or

(iii)	from any Governmental Authority alleging that Navidea is not in compliance with any Law or Order applicable to the Business.

Asset Purchase Agreement

(c)

Navidea has all Permits required to conduct the Business as currently conducted, a complete list of which is set forth on Schedule 4.05(c). With respect to each Permit disclosed or required to be disclosed on Schedule 4.05(c):  the Permit is valid and in full force and effect;  Navidea is in compliance with the terms of the Permit; and  as of the Agreement Date, Navidea has not received written notice from any Governmental Authority threatening to revoke, or indicating that it is investigating whether to revoke, any such Permit.

4.06.	Intellectual Property

(a)

Schedule 4.06(a) contains a complete and accurate list and summary description of each Mark owned, used, or licensed (either as licensee or licensor) by Navidea in connection with the Business. All of the Marks listed or required to be listed on Schedule 4.06(a) (the “Acquired Marks”) have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Laws (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), and are valid and enforceable (subject to any maintenance fees or Taxes required to be paid or actions required to be taken after the Closing Date). To the Knowledge of Navidea, no Acquired Mark  has been or is now involved in any opposition, invalidation or cancellation Proceeding; or  has been challenged, threatened, or alleged to infringe any Mark or trade name of any other Person.

(b)

Schedule 4.06(b) contains a complete and accurate list and summary description of each Patent owned, used, or licensed (either as licensee or licensor) by Navidea in connection with the Business. To the Knowledge of Navidea, all of the Patents listed or required to be listed on Schedule 4.06(b) (the “Acquired Patents”), if issued, are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), and are valid and enforceable (subject to any maintenance fees or Taxes required to be paid or actions required to be taken after the Closing Date). To the Knowledge of Navidea:  no Acquired Patent has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding;  no Acquired Patent has been challenged or threatened in any way; and  none of the products manufactured or sold, nor any process or know-how used, by Navidea in the Business has been alleged to infringe any Patent or other proprietary right of any other Person.

(c)

Schedule 4.06(c) contains a complete and accurate list and summary description of each Copyright owned, used, or licensed (either as licensee or licensor) by Navidea in connection with the Business. All of the Copyrights listed or required to be listed on Schedule 4.06(c) (the “Acquired Copyrights”), if registered, are currently in compliance with formal Laws, and are valid and enforceable (subject to any maintenance fees or Taxes required to be paid or actions required to be taken after the Closing Date). To the Knowledge of Navidea:  no Acquired Copyright is infringed or has been challenged or threatened in any way; and  none of the subject matter of any of the Acquired Copyrights infringes or is alleged to infringe any Copyright of any Third Party or is a derivative work based upon the work of any other Person.

(d)

Schedule 4.06(d) sets forth a complete list of all licenses, sublicenses, agreements, and permissions, as amended to the Agreement Date, as to any Intellectual Property licensed or sublicensed to Navidea by any Third Party (collectively, the “Licenses”), and Navidea has made available to Meilleur correct and complete copies of all such Licenses. Except as set forth on Schedule 4.06(d), with respect to each License listed or required to be listed on Schedule 4.06(d):

(i)

The License is legal, valid, binding, enforceable and in full force and effect, and will continue to be legal, valid, binding, enforceable, and in full force and effect immediately after the Closing on terms and subject to conditions identical to those prevailing for Navidea as of the Closing Date;

(ii)

Navidea is not in breach or default and, to the Knowledge of Navidea, the other party to the License is not in breach or default and, to the Knowledge of Navidea, no event has occurred which with notice or lapse or time would constitute a breach or default under the License or permit termination, modification, or acceleration of the License;

Asset Purchase Agreement

(iii)	to the Knowledge of Navidea, no underlying item of the Intellectual Property covered by the License is subject to any outstanding judgment, order, decree, stipulation, injunction, or charge;

(iv)

to the Knowledge of Navidea, no Proceeding is pending or is threatened which challenges the legality, validity, or enforceability of any underlying item of the Intellectual Property covered by the License; and

(v)	Navidea has not granted any sublicense or similar right with respect to any License other than the Sublicense Agreement.

(e)

Navidea is the owner (or the licensee under a License) of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Liens other than Permitted Liens, and has the right to use all of the Intellectual Property Assets without payment to a Third Party, other than in respect of Licenses or (with respect to the Acquired Marks, Acquired Patents, or Acquired Copyrights) maintenance fees or Taxes required to be paid to a Governmental Authority with respect to registered Intellectual Property Assets. Immediately subsequent to the Closing, the rights in and to the Intellectual Property Assets will be owned by Meilleur on terms and subject to conditions identical to those prevailing for Navidea as of the Closing Date.

(f)

All personnel, including employees, agents, consultants, and contractors of Navidea, who have contributed to or participated in the conception AND development of the Intellectual Property Assets owned by Navidea  have been party to a written agreement with Navidea that has accorded Navidea full, effective, exclusive and original ownership of all Intellectual Property,  have executed appropriate instruments of assignment in favor of Navidea as assignee that have conveyed to Navidea full, effective and exclusive ownership of all Intellectual Property, or  by virtue of their employment have created the Intellectual Property Assets as work made for hire under the United States Copyright Act of 1976, as amended.

(g)	Navidea has transferred to Meilleur all Clinical Trial Data as described on Schedule 4.06(c).

4.07.	Contracts

Navidea has made available to Meilleur true, correct and complete copies of, each of the Acquired Contracts. Each of the Acquired Contracts is valid and binding on Navidea and, to the Knowledge of Navidea, each other party to it, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforcement Limitations. Except as set forth on Schedule 4.07:

(a)

Navidea and, to the Knowledge of Navidea, each other party to it, have performed and complied with all obligations required to be performed or complied with by them under each of the Acquired Contracts; and

(b)

there is no Default under any Acquired Contract by Navidea or, to the Knowledge of Navidea, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a Default thereunder by Navidea or, to the Knowledge of Navidea, by any other party to it.

4.08.	Brokers; Certain Expenses

No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Navidea, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Contemplated Transactions based upon agreements made by or on behalf of Navidea.

Asset Purchase Agreement

4.09.	Title to Acquired Assets

(a)

The Acquired Assets do not include any items of tangible personal property. No items of tangible personal property now owned by Navidea are used solely in the Business or are required to permit Meilleur to carry on the Business as presently conducted by Navidea.

(b)

The Acquired Assets do not include any inventories of completed products, work in process, or materials or precursors to be incorporated into products (“Inventories”). No Inventories are in the possession of Navidea.

(c)

The Acquired Assets include and, upon the sale of the Acquired Assets, Meilleur will receive from Navidea and will own or have the right to use, all rights, properties (including Navidea’s Intellectual Property), interests in properties, and assets necessary to permit Meilleur to carry on the Business as presently conducted by Navidea. Except as regards the Intellectual Property Assets (to which the provisions of Section 4.06 apply), Navidea owns good and transferable title to all of the Acquired Assets, free and clear of any Liens other than Permitted Liens.

4.10.	No Other Representations and Warranties; Disclaimer

Except as expressly set forth in this Section 4, neither Navidea nor any other Person makes any representations or warranties, whether express, implied or statutory, with respect to the Business, the Acquired Assets or the Assumed Liabilities or the probable success or profitability of the Business or otherwise, including any implied warranties or merchantability, fitness for a particular purpose, including as to  the condition, design, performance or marketability of any Acquired Asset,  the operation of the Business by Meilleur after the Closing, or  the probable success or profitability of the Business after the Closing. Except as expressly set forth in this Agreement, Navidea hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Meilleur or its Affiliates or representatives including any opinion, advice, projections, forecasts or other material made available to Meilleur or its Affiliates or representatives in connection with this Agreement and the Contemplated Transactions. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4 AND THE OTHER COVENANTS SET FORTH IN THIS AGREEMENT, THE BUSINESS AND ACQUIRED ASSETS ARE CONVEYED ON AN “AS IS” AND “WHERE IS” BASIS.

5. Representations and Warranties of Meilleur

Meilleur represents and warrants to Navidea as follows:

5.01.	Organization

Meilleur is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite entity power to carry on its business as now conducted.

5.02.	Authority for this Agreement

(a)

Meilleur has the requisite power and authority, including the corporate power and authority, to execute and deliver this Agreement and the other Transaction Documents to which Meilleur is party (the “Meilleur Transaction Documents”), to consummate the Contemplated Transactions, and to perform its obligations under this Agreement and the other Meilleur Transaction Documents.

(b)

The execution, delivery and performance by Meilleur of this Agreement and the other Meilleur Transaction Documents, and the consummation by Meilleur of the Contemplated Transactions, have been duly and validly authorized by Meilleur’s board, and no other corporate actions on the part of Meilleur are necessary  to authorize this Agreement or the other Meilleur Transaction Documents,  to consummate the Contemplated Transactions, or  to perform Meilleur’s obligations under this Agreement or the other Meilleur Transaction Documents.

Asset Purchase Agreement

(c)

This Agreement has been duly and validly executed and delivered by Meilleur and constitutes a legal, valid and binding agreement of Meilleur, enforceable against Meilleur in accordance with its terms, assuming the Agreement constitutes the legal, valid and binding agreement of Navidea, and subject to the Enforcement Limitations.

(d)

Upon the execution and delivery by Meilleur of any other Meilleur Transaction Document, each Meilleur Transaction Document will constitute the legal, valid, and binding obligation of Meilleur, enforceable against Meilleur in accordance with its terms, assuming the Transaction Document constitutes the legal, valid and binding agreement of Navidea, and subject to the Enforcement Limitations.

5.03.	Consents and Approvals

The execution, delivery and performance of this Agreement and the other Meilleur Transaction Documents by Meilleur and the consummation of the Contemplated Transactions by Meilleur do not and will not require any Consent of, action by, filing with or notification to, any Governmental Authority, other than any actions or filings the absence of which would not reasonably be expected to prevent, materially impede or materially delay the ability of Meilleur to consummate the Contemplated Transactions.

5.04.	Non-Contravention

The execution, delivery and performance by Meilleur of this Agreement and the other Meilleur Transaction Documents and the consummation by Meilleur of the Contemplated Transactions do not and will not (with or without notice or lapse of time or both):  contravene, conflict with, or result in any violation or breach of any provision of the Governing Documents of Meilleur;  assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Law or Order applicable to Meilleur; or  require any Consent under, violate, conflict with, result in any breach of any loss of any benefit under, or constitute a change of control or Default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Meilleur is a party, or by which its properties or assets may be bound or affected; except, in the cases of clauses (b) and (c) of this Section 5.04, matters that would not reasonably be expected to prevent, materially delay, or materially impair Meilleur’s ability to consummate the Contemplated Transactions.

5.05.	Litigation

There is no Proceeding pending or, to the Knowledge of Meilleur, threatened against Meilleur that would reasonably be expected to prevent, materially delay, or materially impair Meilleur’s ability to consummate the Contemplated Transactions.

5.06.	Brokers; Certain Expenses

No agent, broker, investment banker, financial advisor or other firm or Person, whose fees and expenses shall be paid solely by Meilleur, is or shall be entitled to receive any brokerage, finder’s, financial advisor’s, transaction or other fee or commission in connection with this Agreement or the Contemplated Transactions based upon agreements made by or on behalf of Meilleur.

6. Covenants

6.01.	Non-Competition and Non-Solicitation

(a)

During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, Navidea shall not, directly or indirectly, engage in, own, be employed by, consult with or otherwise render services to any Person who is engaged in any Competing Business; provided, however, that the ownership of an equity interest of not more than one percent (1%) in a publicly traded entity that is engaged in a Competing Business, without more, shall not constitute a violation of this covenant.

Asset Purchase Agreement

(b)

During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, Navidea shall not, directly or indirectly:  solicit the trade of, or trade with, any Person who was a customer or supplier of Meilleur during the 12 month period prior to the Closing Date such that said customer or supplier of Meilleur for the Business reduces the amount of business that it does (or, but for that solicitation, would do) with Meilleur for the Business, or  solicit or induce any employee, distributor, sales representative, agent or contractor of Meilleur during the 12 month period prior to the Closing Date to terminate his, her or its employment or other relationship with Meilleur with respect to the Business.

(c)

If Navidea shall be in breach of any of the provisions of either Section 6.01(a) or Section 6.01(b), then the time periods set forth in those provisions shall, as they relate to the breaching party, be extended by the length of time during which the breaching party is in breach of any of those provisions.

(d)	As used in this Section 6.01, the following terms have the following meanings:

(i)

“Competing Business” means the manufacturing, marketing or selling of products or services which are competitive with any Licensed Products and that are directly or indirectly marketed or sold in the Territory; and

(ii)	“Territory” means worldwide.

(e)

Navidea acknowledges and agrees that Meilleur would be irreparably damaged if any of the provisions of this Section 6.01 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Meilleur shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.01 and shall have the right to specifically enforce Section 6.01 and its terms and provisions against Navidea in addition to any other remedy to which Meilleur may be entitled under this Agreement, at law or in equity.

(f)

It is the intent of the parties that each provision of this Section 6.01 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 6.01 is sought. In furtherance of the foregoing, each provision of Section 6.01 shall be severable from each other provision, and any provision of Section 6.01 that is prohibited or unenforceable in any jurisdiction shall be subject to the following:  if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable;  the Governmental Entity or arbitrator considering the matter is authorized to (or, if that Governmental Entity or arbitrator is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and  if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 6.01, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 6.01 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 6.01 shall not (x) affect the validity or enforceability of any other provision of Section 8.02 or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

6.02.	Efforts

Subject to the terms and conditions of this Agreement, each of Navidea and Meilleur shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Law to consummate Contemplated Transactions, including  the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid a Proceeding by, any Governmental Authorities;  the delivery of required notices to, and the obtaining of required consents or waivers from, third parties; and  the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions and to fully carry out the purposes of this Agreement.

Asset Purchase Agreement

6.03.	Press Releases

Meilleur and Navidea shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the Contemplated Transactions and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except as such release or statement may be required by Law or any listing agreement with or rule of any national securities exchange, in which case the party required to make the release or statement shall consult with the other party about, and allow the other party reasonable time (to the extent permitted by the circumstances) to comment on, such release or statement in advance of such issuance, and the party will consider such comments in good faith. Meilleur acknowledges that Navidea is required to file a Form 8-K with the United States Securities and Exchange Commission pursuant to the Securities Act.

6.04.	Payment of All Taxes Resulting From Sale of Assets

Each Party shall pay in a timely manner all Taxes resulting from or payable in connection with the Contemplated Transactions pursuant to this Agreement as imposed on such Party by applicable Laws.

6.05.	Payment of Liabilities

In addition to payment of Taxes pursuant to Section 6.04, Navidea shall pay in full, or make adequate provision for the full payment of, all of the Retained Liabilities; and Meilleur shall pay in full, or make adequate provision for the full payment of, all of the Assumed Liabilities.

6.06.	Reports and Returns

After the Closing, Navidea promptly shall prepare and file any reports and returns required by applicable Law relating to the business of Navidea as conducted using the Acquired Assets, up to and including the Closing.

6.07.	Business Relationships

After the Closing, Navidea will cooperate with Meilleur in its efforts to continue and maintain for the benefit of Meilleur those business relationships of Navidea existing prior to the Closing with respect to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others. Navidea will refer to Meilleur all inquiries with respect to the Business. Navidea shall not, and shall use its commercially reasonable efforts to be sure that none of its officers, employees, agents or shareholders shall, take any action that would tend to diminish the value of the Acquired Assets after the Closing or that would interfere with the Business, including disparaging the name of the Business.

6.08.	Retention of and Access To Records

After the Closing Date, Meilleur shall retain for a period consistent with Meilleur’s record-retention policies and practices those records of Navidea delivered to Meilleur. Navidea shall have the right to retain copies of any and all such records for all legitimate purposes of Navidea, including preparation of financial statements and tax returns. Meilleur also shall provide reasonable access to such records, during normal business hours and on at least three Business Days’ prior Notice, to enable Navidea to prepare financial statements or tax returns or deal with tax audits. After the Closing Date, Navidea shall provide Meilleur reasonable access to records that are Excluded Assets, during normal business hours and on at least three Business Days’ prior Notice, for any reasonable business purpose specified by Meilleur in such notice. Prior to the destruction of any records of Navidea delivered to Meilleur, Meilleur shall Notify Navidea of such proposed destruction and shall offer Navidea the option, exercisable within 30 days after Navidea’s receipt of such Notice, to retake possession and ownership of any such Records.

Asset Purchase Agreement

7. Confidentiality

7.01.	Restricted Use of Confidential Information

(a)

Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information  shall be kept confidential by the Receiving Party;  shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and  without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of Navidea with respect to Confidential Information of Navidea (a “Navidea Contact”) or an authorized representative of Meilleur with respect to Confidential Information of Meilleur (a “Meilleur Contact”). A Receiving Party shall disclose the Confidential Information of a Disclosing Party only to the Receiving Party’s Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by the Receiving Party of the obligations of this Section 7 with respect to such information. Each Receiving Party shall  enforce the terms of this Section 7 as to its respective Representatives;  take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 7; and  be responsible and liable for any breach of the provisions of this Section 7 by it or its Representatives.

(b)

Unless and until this Agreement is terminated, Navidea shall maintain as confidential any Confidential Information of Navidea relating to any of the Assets or the Assumed Liabilities, including for this purpose any information of Navidea of the type referred to in Sections 11.09(v)(i), (ii), and (iii), whether or not disclosed to Meilleur.

(c)

From and after the Closing, the provisions of Section 7.01(a) shall not apply to or restrict Meilleur’s use of any Confidential Information of Navidea relating to any of the Assets or the Assumed Liabilities. Meilleur covenants and agrees not to use any Confidential Information of Navidea relating to any of the Assets or the Assumed Liabilities in a manner reasonably anticipated to cause business injury to Navidea.

7.02.	Exceptions

Section 7.01(a) and 7.01(e) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates  was, is or becomes generally available to the public other than as a result of a breach of this Section 7 by the Receiving Party or its Representatives;  was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or  was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Navidea shall not disclose any Confidential Information of Navidea relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

7.03.	Trade Secrets

Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Section 7, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Section 7 to the extent included within the definition set forth in paragraph (v) of Appendix A. In the case of trade secrets, each Receiving Party hereby waives any requirement that the Disclosing Party submit proof of the economic value of any trade secret or post a bond or other security.

Asset Purchase Agreement

7.04.	Legal Proceedings

If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Authority having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Section 7, that Receiving Party shall Notify the Disclosing Party promptly of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 7. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Authority; provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 7.04 do not apply to any Proceeding between the Parties to this Agreement.

7.05.	Return or Destruction of Confidential Information

If this Agreement is terminated, each Receiving Party  shall destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material;  promptly shall deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Navidea Contact or a Meilleur Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and  shall certify all such destruction in writing to the Disclosing Party; provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned. Regardless of the return or destruction of any Confidential Information, the provision of this Section 7 shall continue to apply to the Parties’ respective Confidential Information following any termination of this Agreement other than as a result of the consummation of the Contemplated Transactions at Closing.

7.06.	Attorney-Client Privilege

The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties  share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections;  are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates;  intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and  intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

8. Indemnification

8.01.	Survival

The representations and warranties contained in this Agreement shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date, other than the Fundamental Representations, which shall survive indefinitely. All covenants and agreements of the Parties contained in this Agreement shall survive the Closing indefinitely or for the period explicitly specified in this Agreement. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Asset Purchase Agreement

8.02.	Indemnification by Navidea

Navidea shall defend, indemnify and hold harmless Meilleur and its respective directors, managers, members, officers, employees and agents (each, a “Meilleur Indemnitee” ) from and against any and all claims (including any investigation, action or other Proceeding), damages (excluding punitive damages, except to the extent actually awarded to a third party), losses, liabilities, costs and expenses (including reasonable attorneys’ fees and court costs) (individually a “Loss” and collectively the “Losses”) that arise out of or in connection with:

(a)	any misrepresentation or breach of warranty under Section 4 (a “Navidea Warranty Breach”);

(b)	any default by Navidea in the performance or observance of any of its covenants or agreements under this Agreement; or

(c)	any Retained Liabilities.

8.03.	Indemnification by Meilleur

Meilleur shall defend, indemnify and hold harmless Navidea and its partners, directors, officers, employees and agents (each, a “Navidea Indemnitee”) from and against any and all claims (including without limitation any investigation, action or other Proceeding) and Losses that arise out of or in connection with:

(a)	any misrepresentation or breach of warranty under Section 5 (a “Meilleur Warranty Breach”);

(b)	any default by Meilleur in the performance or observance of any of its covenants or agreements under this Agreement; or

(c)	any Assumed Liabilities.

8.04.	Representation, Settlement and Cooperation

If any Proceeding is initiated against any Navidea Indemnitee or Meilleur Indemnitee (each, an “Indemnitee”) and the Indemnitee intends to seek indemnification from Navidea or Meilleur (each, an “Indemnitor”), as applicable, under this Section 8 on account of the Indemnitee’s involvement in the Proceeding, then the Indemnitee shall Notify the applicable Indemnitor; but the failure to Notify the Indemnitor shall not relieve the Indemnitor of its obligations under this Section 8 except to the extent that the Indemnitor demonstrates that its ability to meet its obligations have been prejudiced by the Indemnitee’s failure to Notify. The Notification will include such detail so as to enable the Indemnitor to understand the subject, nature, location and parties of the Proceeding. Upon receipt of Notice of a Proceeding for which indemnification is available under this Section 8, the Indemnitor shall diligently defend against the Proceeding on behalf of the Indemnitee at the Indemnitor’s own expense using counsel reasonably acceptable to the Indemnitee; provided, however, that if the Indemnitor shall fail or refuse to conduct the defense, or if the Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to the Indemnitor or that its interests in the Proceeding are adverse to the Indemnitor’s interests, then the Indemnitor will pay the reasonable fees and expenses of the Indemnitee’s separate counsel, so long as such counsel has been approved by the Indemnitor. The Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense and shall not settle any Proceeding without the prior consent of the other, which consent shall not be unreasonably withheld. The Indemnitor and Indemnitee shall cooperate with each other in the conduct of any Proceeding.

Asset Purchase Agreement

8.05.	Notice and Satisfaction of Indemnification Claims

No indemnification claim shall be deemed to have been asserted until the applicable Indemnitor has been Notified by the Indemnitee of the amount of the claim and the facts on which the claim is based (including evidence supporting the amount of the claim). For purposes of this Section 8, Notice of an indemnification claim shall be deemed to cover claims arising out of or in connection with all related Proceedings based on the same subject matter so long as, in the case of Proceedings instituted by third parties, the Indemnitee complies with Section 8.04. Evidence of  the amount of the claims for which the Indemnitee seeks indemnification, and  the Indemnitor’s liability shall be in form and content reasonably satisfactory to the Indemnitor.

8.06.	Exclusive Remedy

Except for:  any equitable remedies which the Parties may pursue,  enforcement actions of any kind or nature regarding the terms and provisions of this Section 8, or  claims for money damages by one Party for misuse by the other Party of the claiming Party’s Confidential Information if this Agreement is terminated prior to Closing for any reason, the indemnification under this Section 8 shall be the Parties’ sole and exclusive remedy, each against another, with respect to matters arising under this Agreement. The Parties waive and release any other rights, remedies, causes of action or claims of any kind or nature arising under this Agreement.

8.07	Limitations

Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate amount of indemnifiable Losses that may be recovered by the Meilleur Indemnitees under Section 8.02 and separately by the Navidea Indemnitees under Section 8.03 shall be the aggregate amount of the Closing Payment and the Post-Closing Payment (the “Indemnity Cap”); provided that the Indemnification Cap will not apply to Claims arising under Section 8.02(c) and Section 8.03(c).

9. General Provisions

9.01.	Expenses

Except as otherwise provided in this Agreement, each Party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, and execution of this Agreement and the other Transaction Documents and performance of the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each Party to pay its own fees and expenses will be subject to any rights of such Party arising from a breach of this Agreement by another Party.

9.02.	Public Announcements

Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Parties determine in accordance with Section 6.03. Except with the prior consent of the other Party or as permitted by this Agreement, neither Party nor any of its Representatives shall disclose to any Person  the fact that any Confidential Information of a Party has been disclosed to the other Party or its Representatives, that a Party or its Representatives have inspected any portion of the Confidential Information of the other Party, or  any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any of the Transaction Documents or any of the terms of the Contemplated Transactions or the Transaction Documents. Navidea and Meilleur will consult with each other concerning the means by which Navidea’s employees, customers, suppliers and others having dealings with Navidea will be informed of the Contemplated Transactions.

Asset Purchase Agreement

10. Notices

10.01.	Valid Notice

All Notices under this Agreement must be in writing in the English language. The effective date of any Notice will be  the date of actual receipt, when given by hand or confirmed electronic-mail transmission;  the third Business Day after delivery to the carrier, when given by reputable international overnight delivery service; or  the fifth Business Day after mailing, when given by international first-class registered or certified airmail, postage prepaid, return receipt requested. If Notice is provided in more than one format required or permitted by this Section 10.01, then the Notice is effective on the first effective date to occur as specified by clause (a), (b), or (c) of this Section 10.01, as applicable.

10.02.	Navidea’s Address for Notice

All Notices to Navidea must be addressed to Navidea at the following address:

Navidea Biopharmaceuticals, Inc. Attention: Joe Meyer 4995 Bradenton Avenue, Suite 240 Dublin, OH 43017 email: jmeyer@navidea.com	With a copy to: Fredrikson and Byron, P.A. Attention: Sean Solberg 111 E Grand Ave., Suite 301 Des Moines, IA 50309 email: ssolberg@fredlaw.com

Navidea may change its address for Notice by giving valid Notice to Meilleur in accordance with this Section 10.

10.03.	Meilleur’s Address for Notice

All Notices to Meilleur must be addressed to Meilleur at the following address:

Meilleur Technologies, Inc. Attention: CEO 308 N. Peters Road, Suite 201 Knoxville, TN 37922 email: rfhiatt@enigmabiomedicalgroup.com	With a copy to: Morehous Legal Group, PLLC Attention: David L. Morehous 308 N. Peters Road, Suite 201 Knoxville, TN 37922 email: dmorehous@morehouslegal.com

Meilleur may change its address for Notice by giving valid Notice to Navidea in accordance with this Section 10.

11. General Provisions

11.01.	Construction & Interpretation

(a)

Each term defined in the singular form in Appendix A to this Agreement or elsewhere in this Agreement means the plural of the term whenever the plural form is used, and each term defined in the plural form means the singular of the term whenever the singular form is used. The use of a pronoun of any gender is applicable to all genders.

(b)

All terms defined in this Agreement have the same meanings when used in any other certificate, report or document made or delivered pursuant to this Agreement, unless otherwise defined in the certificate, report, or document.

(c)

Accounting terms used and not defined in this Agreement have the meanings given to those terms in the generally accepted accounting principles of the United States, applied on a consistent basis throughout the period in question.

Asset Purchase Agreement

(d)

The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; and section, subsection, schedule, and exhibit references in this Agreement are references to sections and subsections of and schedules and exhibits to this Agreement unless otherwise specified.

(e)

The words “including” and “include” mean including without limiting the generality of any description preceding such term, the phrase “may not” is prohibitive and not permissive, and the word “or” is not exclusive.

(f)

Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from but excluding” and the words “to” and “until” each means “to and including.”

(g)

A reference to any agreement, document, or instrument refers to the agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms and as permitted in this Agreement.

(h)

Except as otherwise specified, a reference to any Law refers to the Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, and to any rules and regulations promulgated under the Law in question; and a reference to any section or other provision of any Law refers to that provision of the Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of the referenced section or other provision.

(i)	The headings preceding the text of the sections of this Agreement and the exhibits to this Agreement are for convenience only and are not a substantive part of this Agreement.

11.02.	Dispute Resolution; Governing Law; Jurisdiction and Venue; Waiver of Jury Trial

(a)

In the event of any dispute, claim, question or disagreement arising from or relating to this Agreement or the breach thereof, the Parties hereto shall use their best efforts to settle the dispute, claim, question, or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interest, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 30 days, then, upon notice by either party to the other, all disputes, claims, questions or differences shall be finally settled by arbitration administered in accordance with the provisions of the American Arbitration Association’s Commercial Arbitration Rules. If the Parties are unable to agree upon an arbitrator, they shall submit the selection of an arbitrator to the American Arbitration Association, commercial arbitration division. The decision of the arbitrator, which may include interest, will be final and binding on the Parties and may be entered and enforced in any court of competent jurisdiction by any Party. The arbitration will be pursued and brought to conclusion as rapidly as possible. The prevailing Party in the arbitration proceeding will be awarded reasonable attorneys’ fees, expert witness costs and expenses, and all other costs and expenses incurred in connection with such proceeding, unless the arbitrator for good cause determines otherwise. The Parties acknowledge and agree that this Section 11.02(a) shall not apply to a Party’s right to injunctive relief or specific performance under this Agreement or the agreements referenced herein or to the resolution of Milestone Event Disputes in accordance with Section 2(e) of Appendix B.

(b)

This Agreement shall be governed and construed in accordance with the internal laws of the Delaware as applied to contracts made and performed within the Delaware, without regard to the principles thereof regarding resolution of conflicts of law.

(c)

Meilleur and Navidea each hereby  submit to the jurisdiction of the Delaware Courts in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions;  agree that all claims in respect of the action or proceeding must be heard and determined in the Delaware Courts;  agree not to bring any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any court other than one of the Delaware Courts;  waive any defense of inconvenient forum to the maintenance of any action or proceeding brought in a Delaware Court; and  agree that a final judgment in any action or proceeding properly brought in a Delaware Court shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

Asset Purchase Agreement

(d)	EACH PARTY HEREBY WAIVES (TO THE FULLEST EXTENT PERMITTED BY LAW) ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.

11.03.	Enforcement of Agreement

Each Party acknowledges and agrees that the other Party would be irreparably damaged if any of the provisions of this Agreement are not performed by the Party in accordance with their specific terms and that any material breach of this Agreement by a Party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which Meilleur or Navidea may be entitled, at law or in equity, either of them shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement.

11.04.	Waiver; Remedies Cumulative

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law,  no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party;  no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and  no Notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving the Notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

11.05.	Entire Agreement and Modification

This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Meilleur and Navidea) and constitutes, together with the other Transaction Documents and the Appendices, Schedules, and Exhibits to this Agreement, a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Party to be charged with the amendment.

11.06.	Assignments, Successors and No Third-Party Rights

No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties, except that Meilleur may assign any of its rights and delegate any of its obligations under this Agreement to any wholly owned subsidiary of Meilleur and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 11.06. No assignment of this Agreement permitted by this Section 11.06 shall operate as a release of the assigning Person’s obligations under this Agreement.

Asset Purchase Agreement

11.07.	Severability

If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

11.08.	Time of Essence

With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

11.09.	Counterparts

This Agreement may be executed in two or more counterparts in the English language; each counterpart is an original of this Agreement, and all counterparts constitute a single Agreement. In case of any conflict between the English version and any translated version of this Agreement, the English version will govern. Facsimile or PDF copies of signatures will be treated as original signatures for all purposes. The Parties agree that, in order to fulfill the written form requirement of this Agreement, eSignatures of duly authorized representatives of the Parties may be used as alternative to handwritten signatures on a hardcopy to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

*         Signatures appear on following page         *

Asset Purchase Agreement

SIGNATURES

IN WITNESS WHEREOF, the Parties have executed this Agreement (in the case of Meilleur and Navidea, through their respective officers thereunto duly authorized).

Navidea:

Navidea Biopharmaceuticals, Inc., a Delaware corporation

By:	/s/ Michael Rosol

Name: Michael Rosol

Title: Chief Medical Officer

Meilleur:

Meilleur Technologies, Inc., a Delaware corporation

By:	/s/ Rick Hiatt

Name: Rick Hiatt

Title: CEO

Signature Page

Asset Purchase Agreement

APPENDIX A

Definitions

In this Agreement, the following words and expressions have the following meanings:

(a)	“Acquired Assets” is defined in Section 1.01.

(b)	“Acquired Contracts” is defined in Section 1.01(b).

(c)	“Acquired Copyrights” is defined in Section 4.06(c).

(d)	“Acquired Marks” is defined in Section 4.06(a).

(e)	“Acquired Patents” is defined in Section 4.06(b)

(f)

“Affiliate” means, with respect to a Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean (a) the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, resolution, regulation or otherwise, or (b) to own more than 50% of the outstanding voting securities or other ownership interest of such Person.

(g)	“Agreement” is defined in the preamble to this Agreement.

(h)	“Agreement Date” is defined in the preamble to this Agreement.

(i)	“Assignment and Assumption Agreement” is defined in Section 3.02(a)(i).

(j)	“Assumed Liabilities” is defined in Section 1.03.

(k)	“AstraZeneca AB” is defined in Recital A.

(l)	“AstraZeneca License” is defined in Recital A.

(m)	“Business” is defined in Recital B.

(n)	“Business Day” means a day, other than a Saturday or Sunday or federal public holiday, on which commercial banks are open in the State of Delaware for general commercial purposes.

(o)

“Clinical Trial Data” means the data and results generated by Navidea (or by third parties, if Navidea owns or has the right or license to use such data and results) in the course of development of one or more Licensed Products, including data and results from clinical trials of such Licensed Products.

(p)	“Closing” is defined in Section 3.01.

(q)	“Closing Date” is defined in Section 3.01.

(r)	“Closing Payment” is defined in Section 2.01(b)(i).

(s)	“Code” means the Internal Revenue Code of 1986.

(t)	“Competing Business” is defined in Section 6.01(d)(i).

(u)	“Compound” is defined in paragraph 6(m) of Appendix B.

Asset Purchase Agreement

(v)

“Confidential Information” means any and all of the following information of Meilleur or Navidea, or that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either Party (Meilleur on the one hand or Navidea on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other Party or its Representatives (collectively, a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)

all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software Programs, and Software Program and Database technologies, systems, structures and architectures;

(iii)

all information concerning the business and affairs of the Disclosing Party, including historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel, and personnel training techniques and materials, however documented, and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)

all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(w)	“Consent” means any approval, consent, ratification, waiver, or other authorization.

(x)

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Acquired Assets, the assumption by Meilleur of the Assumed Liabilities, and the payment to Navidea of the Purchase Price.

(y)	“Contract” means any agreement, contract, Lease, consensual obligation, promise, or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

(z)	“Copyrights” means all copyrightable works, copyrights, and applications, registrations, and renewals in connection with any of them.

(aa)	“Database” means any database of information and any and all data included therein, whether maintained in machine-readable form or otherwise, including the related Programming Code and Documentation.

(bb)	“Delaware Court” means any federal or state court of competent jurisdiction located in the State of Delaware.

(cc)	“Disclosing Party” is defined in paragraph (v) of this Appendix A.

(dd)

“Documentation” means, with respect to a Software Program or Database:  the Source Code (with comments), as well as any pertinent commentary or explanation prepared to render such materials understandable and usable by a trained computer programmer;  any programs (including compilers), “workbenches”, tools, and higher-level (or “proprietary”) language necessary for the development, maintenance, and implementation of the Software Program or Database; and  any and all prepared and deliverable manuals relating to the Software Program or Database, including all notes, flow charts, and programmer’s or user’s manuals.

Appendix A

Asset Purchase Agreement

(ee)

“Enforcement Limitations” means any applicable bankruptcy, reorganization, insolvency, moratorium or other similar Law from time to time in effect affecting creditors’ rights generally, and principles governing the availability of equitable remedies.

(ff)

“eSignature” means a signature that consists of one or more letters, characters, numbers, or other symbols in digital form incorporated in, attached to, or associated with an electronic document, that  is unique to the person executing the signature;  the technology or process used to make the signature is under the sole control of the person making the signature;  the technology or process can be used to identify the person using the technology or process; and  the electronic signature can be linked with an electronic document in such a way that it can be used to determine whether the electronic document has been changed since the electronic signature was incorporated in, attached to or associated with the electronic document.

(gg)	“Exchange Act” means the Securities and Exchange Act of 1934.

(hh)	“Excluded Assets” is defined in Section 1.02.

(ii)

“Fundamental Representations” means the representations and warranties set forth in Sections 4.01 (Organization and Corporate Power), 4.02 (Corporate Authorization), 4.03 (Non-Contravention; Filings and Consents), 4.09 (Title to Acquired Assets), 5.01 (Organization), and 5.02 (Authority for this Agreement).

(jj)	“Future Payment” means any Milestone Payments, License Payments, and/or Contingent Payments that become payable to Navidea pursuant to the terms of Appendix B to this Agreement.

(kk)	“GAAP” means Generally Accepted Accounting Principles as in effect in the United States.

(ll)

“Governing Documents” means  with respect to any corporation, its charter (or certificate or articles of incorporation) and bylaws;  with respect to any limited liability company, its certificate or articles of formation or organization and its limited liability company agreement or operating agreement; and  with respect to any other Entity, the equivalent under applicable Law of the documents described in clauses (i) and (ii) of this paragraph (ll).

(mm)

“Governmental Authority” means any national, state or local, domestic or foreign or international, government or any judicial, legislative, executive, administrative or regulatory authority, tribunal, agency, body, entity or commission or other governmental, quasi-governmental or regulatory authority or agency, domestic or foreign or international.

(nn)	“Indemnitee” is defined in Section 8.04.

(oo)	“Indemnitor” is defined in Section 8.04.

(pp)

“Intellectual Property” means all  Marks;  Patents;  Copyrights;  Trade Secrets;  Software Programs;  Databases;  other proprietary rights of any kind or nature;  moral rights with respect to any of the foregoing; and  copies and tangible embodiments of any of the foregoing in any form or medium.

(qq)

“Intellectual Property Assets” means the Intellectual Property owned by or licensed to Navidea and used by Navidea solely in the conduct of the Business, including  the Acquired Marks;  the Acquired Patents;  the Acquired Copyrights; and  all Clinical Trial Data.

(rr)	“Inventories” is defined in Section 4.09(b).

(ss)	“IRS” means the United States Internal Revenue Service.

Appendix A

Asset Purchase Agreement

(tt)	“Knowledge” means:

(i)

an individual will be deemed to have “Knowledge” of a particular fact or matter:  if the individual has actual knowledge of such fact or matter or  if the individual could reasonably have acquired actual knowledge of such fact or matter in the ordinary course of performance of such individual’s duties to Navidea after inquiry, with respect to such fact or matter, of Navidea’s employees and after reasonable investigation with respect to such fact or matter; and

(ii)

an Entity will be deemed to have “Knowledge” of a particular fact or matter only if any individual who, as of a given time of determination, is a director or officer of such Entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or matter.

(uu)	“Law” means any statute, law, ordinance, rule, regulation or requirement of a Governmental Authority.

(vv)

“Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

(ww)	“Licensed Products” is defined in paragraph 6(ff) of Appendix B.

(xx)	“Licenses” is defined in Section 4.06(d).

(yy)

“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer and security interests of any kind or nature whatsoever.

(zz)	“Loss” and “Losses” are defined in Section 8.02.

(aaa)

“Marks” means all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations, and combinations of them, and including goodwill associated with any of them, and all applications, registrations, and renewals in connection with any of them.

(bbb)

“Material Adverse Effect” means any state of facts, change, development, event, effect, condition, occurrence, action or omission that, individually or in the aggregate, is reasonably expected to  result in a material adverse effect on the Acquired Assets or the financial condition, results of operations of the Business; or  prevent, materially impede, or materially delay the consummation by Navidea of the Contemplated Transactions; provided, however, that “Material Adverse Effect” shall not include any change, effect, event, occurrence or development, directly or indirectly arising out of or attributable to (A) any changes, conditions or effects that affect the industries in which Navidea operates; (B) the effect of any changes in Law or accounting rules, including GAAP; (C) any conditions caused by acts of terrorism, sabotages, denial of service or other cyberattacks, military actions or war (whether or not declared) or any natural or man-made disaster or other acts of God; (D) any changes in economic or business conditions or securities, banking or financial markets; (E) any epidemic, pandemic or regional or world health crises including, without limitation, any action by a Governmental Entity in response to such event; (F) the announcement of the Contemplated Transactions and any effects arising therefrom; or (G) any action taken or omitted to be taken in compliance with this Agreement by any Person and any effects arising therefrom, in each of clauses (A) – (E) except as would not have a materially disproportionate effect on Navidea or the Business relative to other businesses in Navidea’s industry.

(ccc)	“Meilleur” is defined in the preamble to this Agreement.

Appendix A

Asset Purchase Agreement

(ddd)	“Meilleur Indemnitee” is defined in Section 8.02.

(eee)	“Meilleur Warranty Breach” is defined in Section 8.03(a).

(fff)	“Meilleur’s Transaction Documents” is defined in Section 5.02(a).

(ggg)	“Navidea” is defined in the preamble to this Agreement.

(hhh)	“Navidea Indemnitee” is defined in Section 8.03.

(iii)	“Navidea Warranty Breach” is defined in Section 8.02(a).

(jjj)	“Navidea Transaction Documents” is defined in Section 4.02.

(kkk)	“Notice” means written notice in the English language and given in a manner permitted or required by Section 9; and “Notify” means to provide Notice.

(lll)	“Object Code” is defined in paragraph (sss) of this Appendix A.

(mmm)	“Order” means any order, judgment, writ, decree or injunction issued by any court, agency or other Governmental Authority.

(nnn)	“Party” means either Navidea or Meilleur, considered individually; and “Parties” means Navidea and Meilleur, considered collectively.

(ooo)

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications; (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals, and continued prosecution applications; (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention; (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)); and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

(ppp)	“Permit” means any permit, license, authorization, Consent, approval, or franchise from any Governmental Authority.

(qqq)

“Permitted Liens” means  Liens for Taxes not yet due and payable or that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;  mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s and other Liens arising by operation of Law;  Liens or security interests that arise or are incurred in the ordinary course of business relating to obligations not yet due on the part of Navidea or secure a liquidated amount that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established;  pledges or deposits to secure obligations under workers’ compensation Laws or similar Laws or to secure public or statutory obligations;  pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business;  easements, encroachments, declarations, covenants, conditions, reservations, limitations and rights of way (unrecorded and of record) and other similar restrictions or Liens of record, zoning, building and other similar ordinances, regulations, variances and restrictions, and all defects or irregularities in title, including any condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection;  pledges or deposits to secure the obligations under the existing indebtedness of Navidea;  all Liens created or incurred by any owner, landlord, sublandlord or other Person in title; and  any other Liens which do not materially interfere with Navidea’s use and enjoyment of real property or materially detract from or diminish the value thereof.

Appendix A

Asset Purchase Agreement

(rrr)

“Person” means any individual, corporation (wherever incorporated), firm, joint venture, works council or employee representative body, limited liability company, partnership, association, trust, estate or other entity or organization including a government, state or agency of a state or Governmental Authority.

(sss)	“Post-Closing Payment” is defined in Section 2.01(b)(ii).

(ttt)

“Proceeding” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(uuu)

“Programming Code” means computer programming code, including  the machine-readable form of the code (“Object Code”),  the human-readable form of the code and related system documentation, including all comments and any procedural code (“Source Code”), and  any modifications, revisions, or additions to either Object Code or Source Code, including all new releases, that improve functions, add new functions, improve performance, correct errors, support new releases of operating systems with which computer programming code is designed to operate, support new input/output devices, or provide any other incidental corrections or updates.

(vvv)	“Receiving Party” is defined in paragraph (v) of this Appendix A.

(www)	“Retained Liabilities” is defined in Section 1.04.

(xxx)	“Securities Act” means the Securities Act of 1933.

(yyy)	“Software Program” means any computer software program, including the related Programming Code and Documentation.

(zzz)	“Source Code” is defined in paragraph (sss) of this Appendix A.

(aaaa)

“Tax” (collectively, “Taxes”) means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Authority with respect to such amounts.

(bbbb)	“Territory” is defined in Section 6.01(d)(ii).

(cccc)	“Trade Secrets” means all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints.

Appendix A

Asset Purchase Agreement

APPENDIX B

Future Payments

Capitalized terms used but not defined in this Appendix B shall have the meanings set forth in the Agreement.

1.	License Payments

(a)

Replacement License Payment. Subject to the remainder of this Appendix B, if Meilleur and AstraZeneca execute a Replacement License Agreement, Meilleur shall pay to Navidea the sum of $500,000 (the “Replacement License Payment”) within 45 days after the execution by Meilleur and AstraZeneca of a Replacement License Agreement. The Replacement License Payment will be payable one time only.

(b)

Research License Payment. Subject to the remainder of this Appendix B, Meilleur shall pay Navidea the sum of $100,000 (each, a “Research License Payment”), within 45 days after each execution and delivery after the Closing Date of a Pharma Research Sublicense to a Licensed Product by Meilleur and a Research Sublicensee.

(c)

Notice and Payment. Within 30 days after the execution of a Replacement License Agreement or any Pharma Research Sublicense, Meilleur shall  Notify Navidea of the execution of the Replacement License Agreement or Pharma Research Sublicense,  if a Replacement License Agreement is executed, provide a report summarizing the changes in the AstraZeneca Milestone Events and AstraZeneca Milestone Payments and in the running royalties payable with respect to Licensed Products, and  if a Pharma Research Sublicense is executed, provide a report identifying the Research Sublicense Consideration payable pursuant to it. Within 30 days after receipt of a written invoice with respect to the applicable License Payment from Navidea, Meilleur shall pay the corresponding License Payment as set forth in this Section 1. Meilleur shall pay interest on any Milestone Payments that are not paid on or before the date such payments are due under this Section 1 at the Late Interest Rate based on the days payment is delinquent. Milestone Payments to be made by or on behalf of Meilleur pursuant to this Section 2 shall be non-refundable and non-creditable, and shall be made in U.S. dollars by wire transfer of immediately available funds. If the day a payment is due pursuant to this Section 1 is not a Business Day, such payment shall be due on the first subsequent Business Day.

2.	Milestones

(a)

Regulatory Milestone Events. Subject to the remainder of this Appendix B, after the occurrence of the applicable event described in the table set forth below (each, an “Regulatory Milestone Event”), Meilleur shall pay to Navidea the one-time milestone payments listed next to each Regulatory Milestone Event (each, an “Regulatory Milestone Payment”), in each case within 90 days of achievement of the applicable Regulatory Milestone Event. The Regulatory Milestone Events and corresponding Regulatory Milestone Payments are as follows:

Regulatory Milestone Event	Regulatory Milestone Payment*
FDA Submission for a first Licensed Product	$100,000
FDA Approval for a first Licensed Product	$250,000
EMA Submission for a first Licensed Product	$100,000
EMA Approval for a first Licensed Product	$250,000

Asset Purchase Agreement

Notes to Table:

*         All amounts in US dollars.

Each of the Regulatory Milestone Payments shall become payable upon the occurrence of the associated Regulatory Milestone Event, irrespective of the order in which the Regulatory Milestone Events occur relative to each other. If an Regulatory Milestone Event is not achieved because of the definition of the Regulatory Milestone Event, then no Regulatory Milestone Payment shall be made, even in the case where a subsequent Regulatory Milestone Event occurs.

(b)

Commercial Sales Milestone Events. Subject to the remainder of this Appendix B, Meilleur shall pay the one-time payments set forth in the table below (each, a “Commercial Sales Milestone Payment”) when the Commercial Cumulative Net Sales in the applicable region first reach or exceed the respective thresholds indicated below, (each, a “Commercial Sales Milestone Event”), in each case within 45 days after the end of a the Calendar Year in which such Commercial Sales Milestone Event first is achieved. The Commercial Sales Milestone Events and corresponding Commercial Sales Milestone Payments are as follows:

Commercial Sales Milestone Event*	Commercial Sales Milestone Payment*
Commercial Cumulative Net Sales in the US first reach or exceed $50 million	$1,500,000
Commercial Cumulative Net Sales in the EU first reach or exceed $50 million	$1,500,000
Commercial Cumulative Net Sales in the US first reach or exceed $100 million	$4,000,000
Commercial Cumulative Net Sales in the EU first reach or exceed $100 million	$4,000,000

Notes to Table:

*         All amounts in US dollars.

Each of the Commercial Sales Milestone Payments set forth in the table above will be payable one time only. In the event that more than one of the Commercial Cumulative Net Sales levels set forth in the table above are first achieved in the same Calendar Year, each applicable Commercial Sales Milestone Payment will become due and payable to Navidea in accordance with the above.

(c)

Notice and Payment. Within 60 days from the end of each Calendar Quarter, Meilleur shall  Notify Navidea of the occurrence of each Milestone Event for each Licensed Product (a “Milestone Statement”),  if a Regulatory Milestone Event is achieved, provide a report identifying the applicable Licensed Product(s) and the corresponding Regulatory Milestone Payment,  if a Commercial Sales Milestone Event is achieved, provide a report identifying the applicable Licensed Product(s) and the Commercial Cumulative Net Sales of such Licensed Product(s). Within 30 days after receipt of a written invoice with respect to the Milestone Payment from Navidea, Meilleur shall pay the corresponding Milestone Payment as set forth in this Appendix B and the Agreement. Meilleur shall pay interest on any Milestone Payments that are not paid on or before the date such payments are due under this Section 2 at the Late Interest Rate based on the days payment is delinquent. Milestone Payments to be made by or on behalf of Meilleur pursuant to this Section 2 shall be non-refundable and non-creditable, and shall be made in U.S. dollars by wire transfer of immediately available funds. If the day a payment is due pursuant to this Section 2 is not a Business Day, such payment shall be due on the first subsequent Business Day.

Appendix B

Asset Purchase Agreement

(d)

Progress Reports. On or prior to March 1 of each Calendar Year during the Milestone Efforts Period, Meilleur shall provide written notice to Navidea with a written summary report of its activity and progress toward developing the Licensed Products and achievement of the Milestone Events during the previous Calendar Year. Meilleur shall keep data and records in accordance with its customary internal practices concerning the activity and progress related to any Licensed Products, including, as applicable, research and development activities, clinical trials and Regulatory Approvals, to the extent relating to a Milestone Event.

(e)	Milestone Event Disputes.

(i)

Meilleur shall keep, and shall cause the other Meilleur Parties to keep, adequate books and records of accounting for the purpose of confirming whether a Milestone Event has occurred for a period of three years following the end of the Calendar Year to which each pertain. If Navidea believes that any Milestone Event has occurred, or that any Milestone Statement is inaccurate in whole or in part, then Navidea shall so Notify Meilleur (a “Milestone Dispute Notice”) in reasonable detail. Following the delivery of a Milestone Dispute Notice, Meilleur and Navidea shall first attempt in good faith to resolve by negotiation and consultation between themselves, any dispute as to whether any Milestone Event has occurred and whether any Milestone Payment is payable.

(ii)

If Meilleur and Navidea do not reach agreement with respect to any dispute relating to any such matter within 60 days after a Milestone Dispute Notice is delivered to Meilleur by Navidea, the Parties shall submit for arbitration all matters under this Appendix B that remain in dispute to a disinterested individual who has appropriate scientific, technical and regulatory expertise (as relevant) to resolve any disputes referred to him or her under this Appendix B (a “Dispute Expert”) who is mutually agreed to by Meilleur and Navidea; provided, however, that such Dispute Expert shall not be or have been at any time within the previous five years an Affiliate, employee, consultant, officer or director of Meilleur, Navidea, or any of their respective Affiliates.

(iii)

If Meilleur and Navidea cannot agree on a mutually acceptable Dispute Expert within 30 days after either party has determined that the parties cannot reach agreement with respect to a dispute, then within twenty 20 Business Days after the expiration of such 30-day period, Meilleur and Navidea each shall appoint one Dispute Expert who shall jointly select a third Dispute Expert within 10 Business Days after the last to occur of their respective appointments to arbitrate the referred matter.

(iv)

The Dispute Expert mutually agreed by the parties under Section 2(e)(ii) or, if the Parties cannot agree, the third Dispute Expert selected by the party-appointed Dispute Experts under Section 2(e)(iii), is referred to as the “Selected Dispute Expert”. Meilleur and Navidea shall instruct the Selected Dispute Expert to determine as promptly as practicable, but in no event later than 30 days after such person’s appointment (the “Determination Period”), whether the disputed Milestone Event has occurred. The Selected Dispute Expert’s determination shall be made based on the submission of documents and evidence by the Parties (including any documentation or evidence reasonably requested by the Selected Dispute Expert, which Navidea or Meilleur shall provide upon request) and, upon the Selected Dispute Expert’s request, by third parties, unless the Selected Dispute Expert determines that an oral hearing is necessary. The Selected Dispute Expert shall determine deadlines (which Meilleur and Navidea shall deem to be fair and appropriate) within the Determination Period for submitting documents and dates, if any, of oral hearings.

(v)

To the extent not in conflict with the process described in this Section 2(e), the provisions of the American Arbitration Association’s Commercial Arbitration Rules will apply to the resolution of the Milestone Event Dispute. Each of Meilleur and Navidea shall pay its own expenses of arbitration, and the fees, costs and expenses of the Selected Dispute Expert shall be equally shared between Meilleur and Navidea. All proceedings conducted by the Selected Dispute Expert shall take place in New York City, New York.

Appendix B

Asset Purchase Agreement

(vi)

Any decision rendered by the Selected Dispute Expert shall be final and binding upon the parties. Any underpayments of Milestone Payments shall be paid by Meilleur within 30 days receipt of a written invoice with respect to the amount.

3.	Contingent Sales Payments and Sublicense Consideration Payments

(a)

Contingent Sales Payments on Licensed Products. Meilleur will pay contingent sales payments on the Commercial Net Sales of each Licensed Product during each Calendar Year equal to  the Base Contingent Sales Percentage multiplied by the worldwide Commercial Annual Net Sales of all Licensed Products during such Calendar Year (collectively, the “Base Contingent Sales Payments”), plus  if Meilleur has executed a Replacement License Agreement, the Differential Contingent Sales Percentage multiplied by the worldwide Commercial Annual Net Sales of all Licensed Products during such Calendar Year (collectively, the “Differential Contingent Sales Payments” and, with the Base Contingent Sales Payments, the “Contingent Sales Payments”).

Notwithstanding the foregoing, sales or transfers of the Compound or Licensed Products to an un-Affiliated third party outside of the United States by any un-Affiliated licensees or sublicensees of Meilleur shall not be included within “Commercial Net Sales” solely for purposes of calculating the Contingent Sales Payments payable pursuant to this Section 3(a).

(b)	Sublicense Consideration Payments. Meilleur shall pay Navidea five percent (5.0%) of all Commercial Sublicense Consideration (“Commercial Sublicense Consideration Payments”).

(c)

Replacement License Benefit Payments. If Meilleur and AstraZeneca execute a Replacement License Agreement, Meilleur shall pay Navidea thirty percent (30%) of the value of the Replacement License Benefit, at the time when any AstraZeneca Consideration is payable to AstraZeneca (“Replacement License Benefit Payments”).

(d)

Contingent Sales Payment and Sublicense Consideration Payment Statements and Payments. Within sixty (60) days after the end of each Calendar Quarter (or, for the last Calendar Quarter of each Calendar Year, within seventy-five (75) days after the end of such Calendar Quarter), Meilleur will deliver to Navidea a report setting forth, for such Calendar Quarter, the following information, on a Licensed Product-by-Licensed Product, country-by-country and worldwide basis:  the gross sales and Net Commercial Sales during the most recently completed Calendar Quarter and the Contingent Sales Payments payable with respect thereto,  the Commercial Sublicense Consideration received during such Calendar Quarter,  the Replacement License Benefit received during such Calendar Quarter,  the method used to calculate the Base Contingent Sales Payments and Differential Contingent Sales Payments for the Licensed Products in accordance with the definition of Net Sales, and  any applicable currency conversion rates used. Meilleur will, simultaneously with the delivery of an applicable report, pay to Navidea the total Contingent Sales Payments, Commercial Sublicense Consideration Payments, and Replacement License Benefit Payments due for the sale of all Licensed Products, as applicable, during the applicable Calendar Quarter. If the day a payment is due pursuant to this Appendix B is not a Business Day, such payment shall be due on the first subsequent Business Day.

(e)

Currency. As applicable, Net Sales and Sublicense Consideration that are recorded in local currencies other than United States dollars will be translated into United States dollars in a manner consistent with Meilleur’s normal practices used to prepare its financial statements for external reporting purposes, provided that such practices use a widely accepted source of published exchange rates.

Appendix B

Asset Purchase Agreement

(f)

Blocked Currency. If by applicable Law in a country or region, conversion into United States dollars or transfer of funds of a convertible currency to the United States becomes restricted, forbidden or substantially delayed, then Meilleur shall promptly notify Navidea and, thereafter, amounts accrued in such country or region shall be paid in such country or region in local currency by deposit in a local bank designated by Navidea and to the credit of Navidea.

(g)

Payments. Meilleur shall pay interest on any Contingent Sales Payments, Commercial Sublicense Consideration Payments, and Replacement License Benefit Payments that are not paid on or before the date such payments are due under this Appendix B at the Late Interest Rate, calculated based on the days payment is delinquent. Contingent Sales Payments to be made by or on behalf of Meilleur shall be non-refundable, non-creditable and not subject to deduction or set-off, and shall be made in United States dollars and shall be paid by wire transfer of immediately available funds. Contingent Sales Payments, Commercial Sublicense Consideration Payments, and Replacement License Benefit Payments are exclusive of any applicable Taxes, including value-added Taxes, subject to Section 2.04 of the Agreement.

(h)

Record Keeping. Meilleur will keep, and will cause the Meilleur Parties to keep, books and accounts of record in connection with the manufacture, use, and sale of Licensed Products in sufficient detail to permit accurate determination of all figures necessary for verification of Contingent Sales Payments, Commercial Sublicense Consideration Payments, and Replacement License Benefit Payments to be paid hereunder. Meilleur and its Affiliates will maintain such records for a period of at least three (3) years after the end of the Calendar Quarter in which they were generated.

(i)

Review of Records. All records shall be available during normal business hours at Meilleur’s premises upon 30 days’ prior Notice by Navidea for inspection at the expense of Navidea by a certified public accountant selected by Navidea and acceptable to Meilleur (such acceptance not to be unreasonably withheld or delayed). The inspector’s review shall not interfere unreasonably with Meilleur’s business activities, and such review shall be in compliance with the other terms of the Agreement for the sole purpose of verifying reports and payments or other compliance issues. The inspector may inspect records for up to two years after the end of the period to which they pertain. Reviews may not take place more than once per calendar year and no period may be audited more than once. Such inspector shall not disclose to Navidea or any Third Party any information other than information relating to the accuracy of reports and payments made under this Agreement, and the inspector shall confirm such requirements to Meilleur prior to the review taking place. Details of the inspector’s findings (including, for the avoidance of doubt, monetary values and supporting calculations) shall not be shared with Navidea except in the form of a summary report. In any event, the results shall be communicated to Meilleur before being shared with Navidea. Meilleur shall be given a period of 30 Business Days to review and respond to the inspector’s findings before the summary report may be provided to Navidea, such reports to include Meilleur’s response to the findings. The inspector shall not be permitted to include any extrapolation calculations in the calculation of amounts underpaid to the Sellers. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve-month (12-month) period, then Meilleur shall pay the reasonable costs of the review as well as any additional sum that would have been payable to Navidea had the Meilleur reported correctly, plus an interest charge on the additional sum (but not on the costs of the audit) at the Late Interest Rate, within 30 days of Sellers’ Representative notifying Meilleur that the audit has been completed and Meilleur’s receipt of a written invoice with respect thereto. Such interest shall be calculated from the date the correct payment was due to Navidea up to the date when such payment is actually made by Meilleur. If an audit reveals an overpayment (the amount of each such overpayment, an “Overpayment Amount”), then, as may be requested by Meilleur, (x) the Overpayment Amount will be credited against any future amounts payable to Navidea by Meilleur, or (y) Navidea shall reimburse Meilleur for such Overpayment Amount (or any portion thereof that has not been credited as set out in the foregoing clause (x)) within 30 days after the date such inspector reveals to Meilleur such Overpayment Amount.

(j)

Confidentiality. Notwithstanding any provision of this Appendix B or the Agreement to the contrary, all reports and financial information of Meilleur or the Meilleur Parties which are provided to or subject to review by Navidea under this Section 3 will be deemed to be Confidential Information of Meilleur and subject to the provisions of Section 7 of the Agreement.

Appendix B

Asset Purchase Agreement

4.	Diligence

(a)

Diligence. During the Milestone Efforts Period, Meilleur shall use (and shall cause the other Meilleur Parties to use) Commercially Reasonable Efforts to develop and file for Regulatory Approval for at least one Licensed Product in the United States and in the EU. Meilleur will perform all development, Regulatory Approval and commercialization activities relating to Licensed Products in compliance with all applicable Laws (including the Bayh-Dole Act).

(b)

Efforts Standard. Except as otherwise set forth the Agreement or in this Appendix B, following the Closing, the Parties intend the express provisions of the Agreement and this Appendix B (including the definition of “Commercially Reasonable Efforts” where such term is expressly applicable) to govern their contractual relationship and to supersede any standard of efforts or implied covenant of good faith and fair dealing that might otherwise be imposed by any court or other Governmental Body.

(c)

Other Payment Obligations. As between the Parties, Meilleur or the Meilleur Parties will be solely responsible for all payments due under all Licenses and all other agreements with Third Parties relating to any of the Licensed Products.

5.	Divestitures

If at any time after the Closing until the payment in full of all Milestone Payments, Meilleur or the Meilleur Parties Divests to a Third Party or an Affiliate any product, program, technology, process or indication covered by a Milestone Event or any Intellectual Property of the Company (collectively, “Divested Assets” and the party receiving any Divested Assets the “Transferee”), Meilleur will:   make provision for the Transferee to assume and succeed to the obligations of Meilleur set forth in this Appendix B or  if the Divestiture is in the form of a license, Meilleur may elect to retain the obligations of Meilleur set forth in this Appendix B; and  prior to or simultaneously with the consummation of any such Divestiture, cause such Transferee to provide to Navidea an instrument of assumption, in a form reasonably acceptable to Navidea, effecting the assumption and succession described in the foregoing clause (a). Meilleur will remain liable to the Sellers for all obligations set forth in this Appendix B following any such Divestiture except if a Divestiture is made to a global pharmaceutical company with annual product sales of at least $100 million.

6.	Definitions

For purpose of this Appendix B:

(a)	“AstraZeneca” means AstraZeneca AB or any Affiliate of it that holds title to, or otherwise Controls, the Licensed Patents.

(b)	“AstraZeneca Consideration” means all cash consideration payable to AstraZeneca under either the AstraZeneca License or a Replacement License Agreement, other than running royalties.

(c)	“Base Contingent Sales Payments” is defined in Section 3(a) of this Appendix B.

(d)	“Base Contingent Sales Percentage” means 2.0%.

(e)

“Calendar Quarter” means each of the three-month periods beginning on January 1, April 1, July 1, and October 1 of each Calendar Year; for the avoidance of doubt, the period from the Closing Date until September 30, 2022 shall be considered a “Calendar Quarter” for all purposes under this Appendix B.

Appendix B

Asset Purchase Agreement

(f)

“Calendar Year” means January 1st to December 31st of a given year; for the avoidance of doubt, the period from the Closing Date until December 31, 2023 shall be considered a “Calendar Year” for all purposes under this Appendix B.

(g)

“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by Meilleur and the Meilleur Parties with respect to the Milestone Events and contingent sales payments, the level of effort, budget and resources normally used by Meilleur and the Meilleur Parties for a product owned or controlled by it, which is of similar projected profitability and at a similar stage in its development or product life, taking into account with respect to a product any issues of patent coverage, safety and efficacy, product profile, the proprietary position of the product, the then-current competitive environment for the product and the likely timing of the product(s) entry into the market, the regulatory environment of the product and other relevant scientific, technical, economic and commercial factors, but without reference to any payments owed to the Sellers under this Appendix B.

(h)

“Commercial Annual Net Sales” means, for any calendar year, on a Licensed-Product-by-Licensed-Product and country-by-country basis, the Commercial Net Sales of such Licensed Product in such country during such calendar year, beginning with the First Commercial Sale of such Licensed Product in such country.

(i)

“Commercial Cumulative Net Sales” means, on a Licensed-Product-by-Licensed-Product and country-by-country basis, the cumulative Commercial Net Sales of such Licensed Product in such country, beginning with the First Commercial Sale of such Licensed Product in such country.

(j)

“Commercial Net Sales” means the gross invoice price (not including value added Taxes, sales Taxes, or similar Taxes) from sales or transfers of Compound and/or Products by any Meilleur Party, less customary deductions in accordance with GAAP (to the extent not otherwise taken into account) for:

(i)	transportation charges, including insurance, limited to one percent (1%) of the amount invoiced;

(ii)	any other governmental charges imposed upon the production, importation, use or sale of Compound and/or Licensed Products; and

(iii)	normal and customary trade, quantity and cash discounts allowed and paid.

On a Licensed-Product-by-Licensed-Product and country-by-country basis, Commercial Net Sales shall not be imputed to transfers of a Licensed Product sold or transferred to a Research Sublicensee for use of such Licensed Product in clinical trials pursuant to a Research Sublicense.

Gross sales of Licensed Products shall be deemed to have been made on the date on which they are recognized in the Meilleur Party’s financial accounts, in accordance with its standard accounting procedures. All deductions from gross sales except those defined above as lump sums may be made on an accrual basis.

Notwithstanding the foregoing, Commercial Net Sales specifically excludes sales and other transfer of Compounds or Licensed Products between Meilleur Parties to the extent such Compounds or Licensed Products are intended to be resold to another party. Commercial Net Sales shall be calculated in accordance with GAAP so as to arrive at “net sales” under GAAP as reported by such Meilleur Party, as applicable, in such Person’s financial statements.

(k)

“Commercial Sublicense” means a sublicense from Meilleur or a Meilleur to a Third Party under the Acquired Intellectual Property, including the AstraZeneca Patents, granting the sublicensee the right to develop and/or commercialize the Licensed Product for the benefit of the sublicensee in one or more geographic territories.

Appendix B

Asset Purchase Agreement

(l)

“Commercial Sublicense Revenue” means any payments or other consideration that any Meilleur Party receives or invoices in connection with any Commercial Sublicense (including, in each case, through multiple tiers), specifically including running royalties from the sale or transfer of Licensed Products, and excluding payments specifically committed to cover patent production costs incurred by the Third Party.

(m)

“Compound” or “Compounds” means the compound AZD4694 described in Schedule 1 to the AstraZeneca License, or any other radioligand compound that binds to A-beta, covered by the Licensed Patents, including any intermediates, precursors, metabolites, salts, esters, free acid forms, free base forms, pro-drug forms, racemates and all optically active forms of any such compound.

(n)	“Contingent Payments” means the Contingent Sales Payments, any Commercial Sublicense Payments, and any Replacement License Benefit Payments.

(o)	“Contingent Sales Payments” is defined in Section 3(a) of this Appendix B.

(p)	“Determination Period” is defined in Section 2(e)(iv) of this Appendix B.

(q)

“Differential Contingent Sales Percentage” means the product of 30% and the amount by which the rate at which running royalties are assessed on Licensed Products is reduced from the AstraZeneca License to a Replacement License Agreement. For example, if the running royalty rate is reduced from 20% to 15%, the Differential Contingent Sales Percentage would be 1.5% (30% * (20%-15%) = 1.5%).

(r)	“Differential Contingent Sales Payments” is defined in Section 3(a) of this Appendix B.

(s)	“Dispute Expert” is defined in Section 2(e)(ii) of this Appendix B.

(t)

“Divestiture” (and other correlative terms) means any transaction in which any Licensed Product or any Intellectual Property Assets related to either of the foregoing are divested or transferred by any means, including by way of merger, consolidation, asset acquisition or sale, option, license, sublicense, purchase, sale, assignment or other similar transfer.

(u)	“Divested Assets” is defined in Section 5 of this Appendix B.

(v)	“EMA” means the European Medicines Agency and any successor Governmental Authority having substantially the same function.

(w)	“EMA Approval” means Regulatory Approval by the EMA to market a Licensed Product.

(x)	“EMA Submission” means, with respect to a Licensed Product, submission to the EMA of a marketing authorization.

(y)	“FDA” means the United States Food and Drug Administration and any successor Governmental Authority having substantially the same function.

(z)	“FDA Approval” means Regulatory Approval by the FDA to market a Licensed Product.

(aa)	“FDA Submission” means, with respect to a Licensed Product, submission to the FDA of a New Drug Application or a Biologics License Application.

(bb)

“First Commercial Sale” means the first sale for monetary value for use or consumption by the general public of such Licensed Product in such country after Regulatory Approval of such Licensed Product has been granted or such marketing and sale is otherwise permitted, by the Regulatory Authority of such country; provided, that where such a first sale has occurred in a country for which Pricing Approval is necessary for widespread sale, then such sale shall not be deemed a First Commercial Sale until such Pricing Approval has been obtained. “First Commercial Sale” will not include any distribution, supply or other sale as samples or to patients for compassionate use, named patient use, clinical trials or other similar purposes.

Appendix B

Asset Purchase Agreement

(cc)

“Late Interest Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition, in effect on the date such payment was required to be made through the date of payment (calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding).

(dd)	“Licensed Patents” has the meaning given to that term in the AstraZeneca License.

(ee)	“License Payments” means the Replacement License Payment and any Research License Payment.

(ff)	“Licensed Product” means products in forms suitable for human applications that contain a Compound as the sole active ingredient.

(gg)	“Milestone Dispute Notice” is defined in Section 2(e)(i) of this Appendix B.

(hh)	“Milestone Efforts Period” means the period commencing on the Closing Date and ending when all of the Milestone Payments have been paid by Meilleur.

(ii)	“Milestone Events” means the Regulatory Milestone Events and the Commercial Sales Milestone Events.

(jj)	“Milestone Payments” means the Regulatory Milestone Payments and the Commercial Sales Milestone Payments.

(kk)	“Milestone Statement” is defined in Section 2(c) of this Appendix B.

(ll)	“Meilleur Parties” means Meilleur and its Affiliates, and any licensees or sublicensees of Meilleur and its Affiliates of any Licensed Products.

(mm)

“Pharma Research Sublicense” means a Research Sublicense from Meilleur to a pharmaceutical company under the Acquired Intellectual Property, including the AstraZeneca Patents, granting the Research Sublicensee the right to use a Licensed Product as an imaging biomarker in connection with the Third Party’s development of one or more drug products for the treatment of Alzheimer’s Disease or other neurological conditions, but not the right to develop or commercialize the Licensed Product for the benefit of the sublicensee.

(nn)

“Pricing Approval” means all applicable governmental pricing and reimbursement approvals required from the relevant Governmental Authority to market and sell, and/or obtain reimbursement for, the Licensed Product in a particular country or jurisdiction.

(oo)

“Regulatory Approval” means, with respect to any product in any regulatory jurisdiction, approval from the applicable Regulatory Authority sufficient to manufacture, distribute, use (including in clinical trials) of any product in such regulatory jurisdiction in accordance with applicable laws.

(pp)

“Regulatory Authority” means any Governmental Authority involved in granting Regulatory Approvals of pharmaceutical products, including the FDA, the EMA, and any agency or authority involved in radiation protection.

(qq)	“Regulatory Milestone Event” is defined in Section 2(a) of this Appendix B.

(rr)	“Regulatory Milestone Payment” is defined in Section 2(a) of this Appendix B.

Appendix B

Asset Purchase Agreement

(ss)

“Replacement License Agreement” means an agreement between AstraZeneca and Meilleur providing for the license from AstraZeneca to Meilleur of the Licensed Patents and constituting a substantive replacement of the AstraZeneca License.

(tt)

“Replacement License Benefit” means the dollar amount by which any obligation to pay AstraZeneca Consideration with respect to a specified event occurring after the Closing Date is reduced from the AstraZeneca License to a Replacement License Agreement. By way of example: the AstraZeneca License provides for AstraZeneca Consideration of $2 million upon FDA Submission with respect to a Licensed Product; if the same payment obligation is reduced to $1.25 million in in a Replacement License Agreement, the Replacement License Benefit would be $750,000. For purposes of Section 3(c) of this Appendix B, Replacement License Benefit is earned by Meilleur only when the underlying AstraZeneca Consideration becomes payable to AstraZeneca under a Replacement License Agreement.

(uu)	“Replacement License Benefit Payments” is defined in of this Appendix B.

(vv)	“Replacement License Payment” is defined in Section 1(a) of this Appendix B.

(ww)	“Research License Payment” is defined in Section 1(b) of this Appendix B.

(xx)

“Research Sublicense” shall mean any license or sublicense or other grant of rights (including, in each case, through multiple tiers) of any Company Intellectual Property or other Licensed Product rights (or an option to any of the foregoing) for use in clinical development or clinical trials, but for no other commercial use.

(yy)	“Research Sublicensee” means a Person that is granted a Research Sublicense.

(zz)	“Selected Dispute Expert” is defined in Section 2(e)(iv) of this Appendix B.

(aaa)	“Transferee” is defined in Section 5 of this Appendix B.

(bbb)

“Valid Claim” means any composition of matter claim contained in any of:  an issued and unexpired patent included in the Acquired Intellectual Property that has not been abandoned, lapsed, disclaimed, or held unenforceable, unpatentable or invalid by a decision of a court or tribunal of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal; and/or  a pending application included in the Acquired Intellectual Property as of the Closing Date.

Appendix B

Asset Purchase Agreement

EXHIBIT I

Assignment and Assumption Agreement